EXHIBIT 99.1

         William D. Jones Appointed to Southwest Water Board

    LOS ANGELES--(BUSINESS WIRE)--Sept. 7, 2004--Southwest Water Company (Nasdaq:SWWC) today announced that its board of directors, by unanimous consent, appointed William D. Jones to serve as a director. The board now consists of nine members, of whom seven are independent directors.
    Jones, 49, is president, chief executive officer and owner of CityLink Investment Corporation, a real estate investment, development and management firm. He serves as chairman of the Federal Reserve Bank of San Francisco-Los Angeles branch, and he is a director of Sempra Energy, the San Diego Regional Economic Development Corporation and the San Diego Padres. Jones also serves as a trustee of the University of San Diego and is a member of the Board of Overseers for the University of California at San Diego. Prior to founding CityLink Investment Corporation, Jones served as general manager of a $400 million commercial real estate portfolio in the northwest for Prudential Realty Group.
    In addition to his business experience, Jones' career also includes 15 years of service in municipal government, most recently as deputy mayor of San Diego in 1986. Prior to that, he served as a councilman for the city's fourth district and as an aide to city councilman Leon Williams.
    Anton C. Garnier, Southwest Water chairman and CEO, said, "We are very pleased to welcome William Jones to our board. His background in the municipal political environment and in real estate development will be of help to Southwest Water Company as we work toward achieving our long-term strategic goals."
    Commenting on his appointment, Jones said, "I look forward to working with an outstanding board, management team and stakeholders to enhance the stability and growth of Southwest Water Company."
    Among his professional honors, Jones received the International Economic Development Council's 2002 Citizen Leadership Award, San Diego Dialogue's 2000 Celebration of Civic Excellence Award, the Partners for Livable Communities National 1999 Bridge Builders Award, and the Developer of the 20th Century Award, presented in 1999 by the Black Contractors Association of San Diego. He also gained national acclaim as the master developer of San Diego's City Heights Urban Village, an award-winning redevelopment project.
    Jones earned a master's degree in business administration from Harvard Business School and a bachelor of arts degree in economics from the University of San Diego. He is married to Cheryl Sueing-Jones, a deputy district attorney for the County of San Diego.

    Southwest Water Company provides a broad range of services: water production, treatment and distribution; wastewater collection and treatment; public works services; utility billing and collection; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than two million people in 35 states from coast to coast depend on Southwest Water for high-quality, reliable service. Additional information may be found on the company's Web site: www.swwc.com.

MULTIMEDIA AVAILABLE:
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    CONTACT: Southwest Water Company
             Mr. Sandy Warren, 213-929-1800
             www.swwc.com
             or
             PondelWilkinson Inc.
             Cecilia Wilkinson or Robert Jaffe
             310-279-5970 or 310-279-5969
             www.pondel.com